Prudential Investments LLC

655 Broad Street

Newark, New Jersey 07102

July 1, 2016

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers

Prudential Investments (the "Manager”) hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fees as more particularly described and set forth for each Portfolio listed on Exhibit A hereto.

Very truly yours,

Prudential Investments LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin
Title: Senior Vice President

Exhibit A

AST Goldman Sachs Global Income Portfolio: The Manager has contractually agreed to waive 0.029% of its investment management fees through June 30, 2017. This waiver may not be terminated prior to June 30, 2017 without the prior approval of the Trust’s Board of Trustees.

AST Managed Alternatives Portfolio: The Manager has contractually agreed to waive a portion of its investment management fees and/or reimburse certain expenses for the Portfolio so that the portfolio’s investment management fee plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions and extraordinary expenses) plus acquired fund fees and expenses (excluding dividends on securities sold short and brokers fees and expenses on short sales) does not exceed 1.47% of the average daily net assets of the Portfolio through June 30, 2017. This expense limitation may not be terminated without the prior approval of the Trust’s Board of Trustees.

AST Wellington Management Real Total Return: The Manager has contractually agreed to waive 0.133% of its investment management fee through June 30, 2017. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses so that the investment management fee plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) for the Portfolio does not exceed 1.42% of the average daily net assets of the portfolio through June 30, 2017. These arrangements may not be terminated without the prior approval of the Trust’s Board of Trustees.